EXHIBIT 16.1

M.S. Madhava Rao

Chartered Accountant

January 20, 2026

Re: GBT Technologies Inc. (the “Company”) Form 8-K dated January 20, 2026

Ladies and Gentlemen:

We have read Item 4.01 of the Company’s Current Report on Form 8-K dated January 20, 2026 (the “Form 8-K”), and are in agreement with the statements concerning our Firm contained therein.

Very truly yours,

/s/ M.S. Madhava Rao

M.S. Madhava Rao Independent Registered Public Accounting Firm